EXHIBIT 99.1


                      CONCURRENT COMPUTER CORP. Q4 2003 AND
                    FISCAL YEAR 2003 EARNINGS CONFERENCE CALL

                                 AUGUST 21, 2003
                                  4:30 P.M. EST


Coordinator         Good  afternoon,  and  welcome  to  the  Concurrent Computer
                    Corporation's  Fourth  Quarter  and  2003  Fiscal  Year-End
                    Earnings conference call. At the request of Concurrent, this call is being recorded for replay purposes. If you have any objections, please disconnect at this time. I would now like to introduce your host, Mr. Walt Ungerer, the Director of Investor Relations for Concurrent. Mr. Ungerer, you may begin.

W. Ungerer          Thank  you. Good afternoon, everyone. With me this afternoon are  Jack Bryant, our President and Chief Executive Officer;
                    Steve  Norton,  our  Executive  Vice  President  and  Chief
                    Financial Officer; and Steve Necessary, the President of our
                    Xstreme division. Before we begin, please let me remind you that this presentation will include forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995.
                    Accordingly, the cautionary statements made in Concurrent's most recent filing with the SEC are incorporated herein by reference. The company's actual results could differ materially from the forward-looking information in this presentation.

                    Additionally, the content of this Webcast contains time-sensitive information, as accurate only as of the date of this live broadcast, August 21, 2003. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Concurrent Computer Corporation is prohibited. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company's actual results and experience to differ materially from the anticipated or projected results which the company may disclose or discuss on this conference call.

                    You should all have a copy of the earnings release, which hit the wire at 4:07 p.m. If you have not received a copy, please call April Jent at 678-258-4000. She can e-mail you or fax you a copy accordingly. Steve Norton, I'd like to now turn the call over to you.


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S.   Norton         Thank  you Walt, and good afternoon everyone. Earlier today, the company reported consolidated revenue for the fourth quarter of fiscal 2003 of $15.5 million compared to $27.8 million in the same period of the prior year and $17.6 million in the third quarter of fiscal 2003. The net loss for the fourth quarter of fiscal 2003 was $6.2 million, or $0.10 per share. The loss for the quarter includes a $1.6 million restructuring charge, consisting primary of severance and lease termination costs associated with the realignment of resources that we previously announced on June 23 and is slightly less than the $2 million estimate included in that announcement.

                    Also included in the quarterly loss is a $471,000 partial recovery of the previously written off investment from Thirdspace Living Limited, which resulted from the sale of to Alcatel during the fourth quarter of fiscal 2003. Lastly the net loss also includes a provision for income taxes of approximately $390,000 relating to a fourth quarter 2003 negotiated settlement with a Greek tax authority in connection with an audit of our former Greek subsidiary from 1993 through 1995 which was sold about eight years ago in December of 1995.

                    Excluding these non-recurring items, the net loss for the quarter would have been $0.08 per share compared to earnings of $0.08 per share in the same quarter the prior year and a loss of $0.23 per share in the third quarter of fiscal 2003, which included a charge of $10.5 million, or $0.17 per share from the write-down of the remaining balance of our debt and equity investment in Thirdspace. The $0.10 loss for the quarter is on target with our updated guidance provided earlier to you in our press release on June 23 of this year.

                    During our fourth quarter, the majority of the assets of Thirdspace were sold to Alcatel. We received cash of $471,000 net of legal fees of approximately $75,000 as part of the transaction, which was included in our income statement for the fourth quarter as a reduction to the previously recognized impairment loss. The remaining assets of Thirdspace, which we continue to hold a security interest in, are in the process of being monetized. The ultimate value of these assets is unknown at this time. However, we plan to recognize any further recovery of our previously recognized impairment loss when the cash from such monetization is received or a written agreement is executed.

                    Revenues from the year aggregated $75.5 million compared to $89.4 million in the prior year, a 15.6% year-over-year decline. Primarily resulting from the slow down in capital expenditures at the major cable companies in North America, as they focused on getting to positive free cash flow, combined with the generally negative economic conditions throughout North America and Europe over the past year. Overall, gross


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                    margins for the quarter were 45% compared to 55% in the same period of the prior year and 45% in the third quarter of the current year. The reduction from the fourth quarter of last year is primarily volume related and product mix.

                    Revenues from our VOD business aggregated $7 million in the fourth quarter of fiscal 2003 compared to $17.4 million in the same quarter of last year and $8.5 million in the third quarter of fiscal 2003. During the quarter, we were able to recognize the revenue from the sale of our VOD systems to Videotron in Canada as we completed our contractual obligations to them during the quarter. For the current quarter Concurrent deployed its solution to five new markets, bringing our total VOD markets to 62. In addition, Concurrent recognized revenue from sales of incremental streams and content storage to previously deployed markets that aggregated 30% of our total VOD revenue for the quarter.

                    We also began shipping our MediaHawk fourth generation on-demand platform during the quarter as well as our real-time encoding technology, Real-Time Media, for cable operators. With the roll out of Concurrents' MediaHawk fourth generation on-demand platform and Media Metrix solution, Concurrent introduced the ability to manage streams, storage and content ingestion independently, enabling content storage and video throughput to be incrementally configured. Concurrents' real-time media enables cable operators to deliver enhanced automated on-demand services, such as network-based digital video recording, or NDVR, to their customers for a unique product offering and revenue-generating differentiator.

                    VOD revenue for the fiscal year ended June 30, 2003, aggregated $38.6 million compared to $48 million in the prior year. While our VOD revenue for the year was down some 20% from the prior year, our fourth generation product and real-time media solution place Concurrent in a strong position to help the cable companies drive digital subscriber penetration and increase usage of the technology that enables subscribers to literally watch whatever they want whenever they want.

                    VOD gross margins for the quarter were 41% compared to 40% in the third quarter and 56% in the fourth quarter of the prior year. For the year, gross margins from VOD sales aggregated 46% compared to 49% in the prior year. Again, the decrease being caused primarily by reduced volume. Our fourth generation products, which are being shipped today, will facilitate the increase of those margins in the future back up to the mid to upper 40s.

                    Revenue from our real-time business aggregated $8.6 million for the fourth quarter, compared to $10.3 million in the same quarter of the prior year and $9.2 million in the third quarter of this fiscal year. That lower revenue is attributable to the Department of Defense reallocating budget dollars to the US Navy and Air Force versus the US Marines, which pushed out over $1 million of revenue from Q4. The push out relates to the Operation Iraqi Freedom Funding priorities. In addition, as the older 3200 systems continue to be removed from service, revenue from sales of our 3200 2000 boards and service revenue has decreased.

                    Our business internationally has also suffered, really throughout all of fiscal 2003, due to the economic conditions throughout Europe and Asia. However, recent activities in both Europe and Asia are showing signs of recovery for our real-time business. These reductions are being increasingly offset by increased sales of the new iHawk, RedHawk commercial off the shelf systems and our increased focus on the data acquisition market and other opportunities as our CFSI division focused on opportunities within the US government.

                    Gross margin from sales in our integrated solutions division were 49% in both the third and fourth quarters of this year compared to 53% in the fourth quarter of the prior year. The decrease is due to lower sales of high-margin software products in the current quarter, certain non-recurring severance charges for field service personnel, and the expensing of unfavorable manufacturing variances.

                    Operating expenses in the aggregate, excluding the $1.6 million restructuring charge in the fourth quarter of fiscal 2003, increased $150,000, or 1.3%, over the third quarter of the current year, principally due to increased trade show costs and increased VOD sales personnel focused on the North American cable operators, which was partially offset by reduced outsourced software development fees. The increase compared to the fourth quarter of fiscal 2002 was $864,000, or 7.9%, primarily due to increased VOD software development personnel.

                    We ended the year with $30.7 million of cash and, again, no debt. Our Days Sales Outstanding is 60 days at June 30 compared to our targeted DSO of 80 days or less. Inventory levels were up very slightly when compared to the levels of the previous year and the previous quarter. Cash generated from operations for the year totaled $7.1 million. This cash was used to fund $5.6 million in capital expenditures as well as a $3 million loan to Thirdspace during the first quarter of fiscal 2003. For the first quarter ending September 30, of 2003, we anticipate aggregate revenues of between $17 million and $19 million, VOD revenues of between $9 million and $10 million, and revenues from our integrated solutions division of between $8 million and $9 million.

                    Gross margins are expected to be in the mid to upper 40s for our VOD business, with our integrated solutions business margins being in the low 50s. We'll also have a favorable impact to our VOD gross margins in the first quarter of approximately $1.3 million from the reversal of an accrual for stock warrants in connection with the agreement between Scientific Atlanta and Concurrent, which expired on August 17 of this year before reaching the next performance milestone where additional warrants would have had to been granted. Given the fact that the milestone was not met, these warrants will not be issued and the previously accrued and recognized expense for these warrants will be reversed in Q1.

                    In addition, to the extent that any of the remaining assets are monetized during the quarter and cash is remitted to Concurrent, or an agreement is actually executed, this would be recognized in the quarter also. However, the amount of such monetization, if any, is yet to be determined. The loss for the quarter, including the impact of the warrant accrual reversal, is estimated to be between $0.01 and $0.03 per share. Any further realization from the monetization of the assets would be incremental to these numbers.

                    Thank you. I would now like to turn the meeting over to Jack Bryant, our President and Chief Executive Officer.

J.  Bryant          Thanks,  Steve. Thank you all for joining us this afternoon.
                    In spite of the weak global economy and a down year in cable capital spending, Concurrent ended fiscal 2003 leaner and meaner and in much stronger financial shape, and positioned well for profitable revenue growth in fiscal 2004.

                    Our North American cable customers went in to a painful capital spending stall over the course of our last fiscal year in their drive to generate incremental free cash flow. Unfortunately, video-on-demand capital spending for new market deployments fell squarely in the variable capital spending bucket, and new VOD market deployments were consciously delayed by a majority of Concurrent's cable customers over the last 6 to 12 months. The good news is that this trend appears to be reversing based on the positive activity we're seeing in support of new market deployment opportunities by a number of our customers.

                    In addition to the slow down on North American cable capital spending, our new market opportunities internationally with both cable VOD and IP Video over DSL with telcos have been very slow to develop. All of these circumstances required
                    Concurrent to take action to restructure and realign our resources across the company during our fourth quarter to strengthen Concurrent's position and to better support our most immediate growth opportunities. Unfortunately, this realignment of resources required a 7% reduction in our workforce and impacted every area of our company.


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
                    We've shed resources in under-performing areas of our company, in the non-critical areas, and optimized our manufacturing, integration and support operations. We've positioned Concurrent for expected profitable revenue growth in fiscal 2004. Concurrent has taken significant steps towards strengthening and securing our market leadership position in the VOD market during fiscal 2003, as evidenced by our recent win at Adelphia, of which I'll elaborate on a little bit more later. And we've initiated a number of new growth initiatives within our newly named integrated solutions division.

                    Going in to fiscal 2004, our debt-free balance sheet has a cash balance of over $30 million, and in spite of very volatile revenue and EPS performance, we've consistently generated positive cash flow from operations over the last six consecutive quarters. As announced formally on July 22, we've re-named our real-time division the Integrated Solutions Division to more accurately reflect Concurrents' commitment to delivering totally integrated technology solutions to a much broader market set and base of targeted customers.

                    Our 37 years of experience in high-performance computer systems allows us to pursue business areas including air traffic management and control, automotive simulation, and data acquisition applications, process automations system opportunities, security applications, training and simulation and numerous software integration opportunities. Our integrated solutions division offers a diversified technology solution set consisting of both Intel and Power PC platforms, real-time enhanced Linux- and Unix-based operating systems and software tool sets, and a growing list of integrated third-party application software providers.

                    One great example is our announced strategic engineering alliance with Opal-RT, which we announced back on June 10. Opal-RT will make their automotive data acquisition testing products available on Concurrent's RedHawk Linux based systems. This worldwide exclusive distribution agreement positions Concurrent for incremental growth in this strategically important market sector.

                    In addition, we've established a new operating subsidiary, the Concurrent Federal Systems Group, strategically located in Washington D.C. to provide global support for government technology and acquisition programs. These include data mining, analysis and fusion, a complete horizontal and vertical information integration within a secure environment. Our solutions use a combination of commercial off-the-shelf and proprietary technologies in conjunction with industry-leading providers and application software. We plan to continually expand and enhance our offering to a growing list of government and homeland


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                    security  technology  initiatives.

                    We're anticipating at least flat to hopefully modest revenue growth year-over-year from our integrated solutions division in fiscal 2004. Our new iHawk and RedHawk product initiatives are gaining a lot of momentum in the markets we serve, and our new market and geographic initiatives are starting to gain positive traction. Although we continue to anticipate service and support revenue to decline over time, as our proprietary legacy systems get placed in the field, we expect that the new product and market initiatives we kicked off over the last 12 to 18 months will more than offset our expected service revenue decline in fiscal 2004 for the first time.

                    Now let me transition our discussion over to our Xstreme division and our VOD business. In spite of market softness triggered by an apparently now thawing capital spending freeze, Concurrent is making great strides in strengthening and securing our market leadership in the dynamically evolving world of everything on demand. Our VOD market deployment footprint as we enter fiscal 2004 stands at 62 markets. Just to clarify, we only include markets that are either fully deployed commercially or well under way in terms of being deployed commercially. Also, our market definition may appear to be relatively conservative, but it's consistent with our customers' market definition.

                    For example, BrightHouse network, Central Florida provides services to over 51 sites or locations across Northeast and Central Florida, all the way from up in Daytona Beach to Orlando all the way down to the outskirts of Tampa, but we only count this as one market. Another example is Time Warner Northeast Ohio, which serves Akron, Canton, Kent,
                    Stowe, Youngstown, Mansfield, Norwalk, Cayuga Falls and Wadsworth, but we only count this as one market. I just want to be absolutely clear on the metrics we provide in our markets' definition, and further urge all of our stakeholders to not be misled by other definitions in the market aimed solely at confusing the outlook for VOD in general and Concurrent in particular.

                    Our 62 commercial VOD cable markets provide VOD service to an estimated 3.3 million basic subscribers and an industry-leading 4.1 million digital subscribers. We have 859 servers shipped to those markets, providing 309,000 3.75 megabit per second video streams. These market metrics do not include any of the impact from Adelphia or any of the new Comcast market commitments.

                    In May, Concurrent's Video On-Demand market leadership was recognized independently by Frost & Sullivan, naming Concurrent the 2003 market penetration and residential Video On-Demand market leader. Frost & Sullivan based this award on research and diligence documenting


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                    market  share  gain  and  criteria  that  included  received customer value versus price, strong customer service, sales support and product innovation. These are all leadership attributes we're very proud of and plan to continue to build on.

                    Last week we announced our new MediaHawk 4G On-Demand platform, the only platform in the industry to completely separate streaming and storage. We designed our new fourth generation platform for ultimate flexibility and three-dimensional scalability to address independently unique requirements for storage, streaming and local content ingest. The MediaHawk 4G On-Demand platform began shipping last quarter to both Comcast and Mediacom, and we've been quietly winning a number of new market commitments from existing MSOs, and we're very excited to announce our selection by Adelphia, one of the top five MSOs in the industry. This is a great testament to Concurrent's leadership and a significant endorsement as to the competitive attributes of our new fourth generation platform.

                    The heart of this new platform is our new media matrix, which introduces the ability to manage stream storage and content ingestion independently, which allows content storage and video throughput to be incrementally configured for maximum flexibility, which allows the cable operator to reduce their investment in equipment costs and provides unparalleled system scalability. This unmatched three-dimensional scalability gives Concurrent a huge competitive advantage in content ingress applications like network digital video recording, which is a strategic initiative for Comcast, Time Warner, Cablevision and many of our other customers. Also this platform is designed for network architecture flexibility, supporting growing centralized applications driven by increasing demands for storage, and our modularity allows the flexibility to also support distributed or hybrid systems.

                    More importantly, Concurrent's fourth generation platform includes proven hardware, extensive software, integration expertise and world-class customer service. This platform is built on best-of-class non-proprietary, seamlessly integrated and tested OEM solutions from a number of large well-known manufacturers including Intel, Seagate, Dell and Qlogic. By leveraging industry standard enterprise technologies and maximizing innovations and cost efficiencies, Concurrent has developed a new optimized open end-to-end VOD solution offering significant reliability, scalability and cost advantages over competitive proprietary solutions.

                    Providing and end-to-end network engineered VOD solution is complex, and the ability to efficiently and effectively receive and code, store, manage, stream, track and report digital assets is critical to our customers' on-demand business. We've brought our customers a comprehensive set of hardware and software tools, including our real-time media, our patent-pending dynamic and intelligent asset management, aggregation and management of subscriber demographics, transaction and usage analysis, and billing and order fulfillment.

                    In addition, we're a leader in set-top integration, interactive program guide integration and client interfaces in development. The world of everything on demand is becoming a reality for the cable operators, and Concurrent's MediaHawk 4G On-Demand platform arms our customers with the technology solutions they need to increase revenue, reduce churn and improve their ROI by delivering the newest applications to win the battle for new customers over direct broadcast satellite.

                    We're also excited about our real-time media offering, which automatically captures broadcast video content, then automatically encodes, propagates and manages that content. This is the first step towards network DVR, and we're already getting orders for and shipping this equipment and software to both new and existing markets. This too helps change the way consumers view television and is a significant differentiator for our cable customers as they fight direct broadcast satellite.

                    Every major trade magazine over the last few months has shared our customers' compelling market data points in support of the consumer demand, acceptance and appeal for on-deamnd programming. HBO digital subscriptions are up as much as 22% in markets that offer HBO on demand. According to Kagan, Time Warner has 500,000 customers subscribing to subscription VOD at $6.95 a month. That's well over $41 million in annual incremental revenue according to my math.

                    Comcast's market trial in Philadelphia generated the following data points as shared by Comcast publicly at their recent analyst day. Fifty percent of the consumers used on demand, 96% of the on-demand users stayed on as subscribers, versus only 82% of non on-demand users, attesting to the stickiness of on-demand services. On-demand subscribers' revenue is $60 a month. Seventy-two percent of subscribers said VOD increased the value of cable. Sixty-two percent can't imagine going back. Ninety percent of digital subscribers were likely to order a movie in markets offering free on-demand content, versus only 71% likely in non-free on-demand content areas. Direct broadcast satellite subscribers are five times more likely to take Comcast win-back offer if on-demand content is included. Comcast has publicly stated their plans to have 50% of homes passed VOD enabled by the end of this year and 80% by the end of 2004.

                    Cox cable revealed in their recent conference call that their entertainment on-demand offering is generating five times as many purchases as their analog pay per view offering. Cox stated that they are very excited about both DBR and entertainment on demand operational benefits. Multichannel News recently disclosed the results of a consumer study done by Lieberman Research worldwide. This study revealed that consumers would be more than six times likely to order films on-demand than they would via traditional cable.

                    The survey indicated that 60% of consumers strongly agreed that movies on demand would make it easier for them to watch a movie whenever they want, trumping other forms of home movie delivery. Consumers said they would be willing to pay an average of $4.40 for on-demand movies, and 18% of satellite subscribers would switch to cable to access movies on demand. One in four cable subscribers would be likely to order a premium network subscription VOD service.

                    I could go on and on, but it's obvious given all these positive data points that rolling out VOD and expanding beyond just a movies on demand offering is going to remain at the top of the list of every cable operator's strategic and operational priorities. It's proven to generate incremental cash flow. It wins back customers lost to direct broadcast satellite. It reduces churn. It helps stimulate the sale of digital tier offerings. All of this bodes well for Concurrent in terms of new market deployment opportunities in fiscal 2004 as well as significant add-on storage and streaming business for our existing markets as they expand their content on-demand offering.

                    In terms of our international customer update, although we don't expect material near-term revenue, we are well positioned for two new significant cable market VOD deployment opportunities in the Asia-Pacific region. These two opportunities are in two different countries. We don't expect to recognize much of the revenue associated with these two new deployments until late fiscal '04 or early our fiscal 2005.

                    We're very well positioned in Europe with some positive IP over DSL video activity underway in Spain. In Europe, there continues to be a high-level of interest in our platform with trial and test activity. But this will probably not add up much in the way of material revenue until late calendar 2004 and into calendar 2005.

                    Let me walk you through a brief status and update on each of the major cable operators in North America. Our market leadership with Time Warner cable remains undisputed. Our latest stats today pulling out the systems that have been transitioned to Bright House Networks stands at 21 markets providing cable service to nearly 4 million basic subscribers and over 1.35 million digital subscribers. We have over 262 servers installed providing over 98,000 streams. We believe our next closest competitor of

                    Time Warner is nCube, with an estimated 3 million basic subscribers.

                    Time Warner is in the midst of expanding their movies on demand service to include on-demand offerings of HBO, Cinemax, Starz and Showtime. They will also be adding basic on demand and music videos on demand in a number of their markets. The opportunities for expanding storage and streaming at all of our Time Warner sites is significant. There are still opportunities for new markets at Time Warner, but they are much smaller in scale, as Time Warner has rolled our VOD in all of their major divisions.

                    Bright House Networks is one of the newest top ten MSOs. We're deployed with bright House in Orlando and Tampa bay, two of the largest commercial system-wide VOD deployments in the world, and also Indianapolis. Our VOD footprint with Bright House networks stands at three markets serving over
                    1.7 million basic subscribers with 490,000 digital subscribers. We have 154 servers installed providing 43,000 streams. These 1.7 million basic subscribers represent roughly 81% of their total 2.1 million basic subscribers.

                    Our footprint at Cox, from a commercial market deployment perspective, is four major markets: San Diego, Hampton Roads, Virginia; Oklahoma City and Las Vegas. These four markets provide service to over 1.5 million basic subscribers and approximately 490,000 digital subscribers. We have 94 servers installed providing over 52,000 streams.

                    Consistent with our long-term practice of only including commercial deployment numbers, we've made the decision to no longer include Phoenix in our official scorecard numbers until they move forward from a broader commercial deployment perspective. The timing of that commercial deployment continues to move out in time based on Cox's priorities. Our competitive position at Phoenix hasn't changed. We still expect to be the vendor Cox decides to deploy broadly within Phoenix when Cox makes that decision. It just doesn't appear to be imminent at this particular point in time.

                    Our position at Cox remains exclusive to date, but they are in the process of qualifying a second vendor, consistent with their public comments. Cox indicated during their recent earnings call that they plan to deploy their entertainment on demand offering in up to five new markets by the end of March of 2004.

                    I don't have a lot of new news regarding Charter. Our share-leading VOD footprint stands at 11 markets serving over 1.7 million basic subscribers and approximately 560,000 digital subscribers. We have 95 servers installed capable of providing approximately 31,000 streams. Our only competitor at Charter is nCube, and we believe they're in markets serving roughly 840,000 basic subscribers.

                    Charter continues to test subscription VOD service in their St. Louis and Greenville systems. Charter is evaluating a business case for on-demand services prior to expanding their current on-demand offering and VOD market footprint. We are expecting some new market activity and add-on expansion storage and streaming business from Charter this fiscal year.

                    Comcast remains very bullish on VOD. Our competitive position with Comcast is very strong based on recent shifting business momentum back in to Concurrent's favor. We installed VOD in two new markets of Comcast last quarter. Both of these new markets are located in the Midwest. Our commercial deployment footprint at Comcast is now at 15 markets serving over 1.2 million basic subscribers with 370,000 digital subscribers.

                    We have 154 servers installed, capable of proving over 50,000 streams. We have received commitments for several new Comcast markets this quarter and expect to expand our position as a significant strategic supplier to Comcast as they pursue their stated goals. All of these new market deployments we'll deploy with our new MediaHawk 4G On-Demand platform I talked about earlier.

                    In addition, we're enjoying add-on storage and streaming business in our existing markets as they expand their movie service offerings to include Showtime subscription VOD and HBO On-Demand and Cinemax On-Demand, and their planned basic on-demand offering is part of their digital tier. As mentioned earlier, Comcast plans to have On-Demand deployed to 50% of their homes passed by the end of this year and 80% of their homes passed by the end of 2004. We feel very well positioned to win our fair share of the business with Comcast as they move forward.

                    Cogeco in Canada is progressing well. They've seen positive results with their commercial deployments in both Quebec and Ontario. These two markets serve approximately 1 million basic subscribers, a growing base of over 97,000 digital subscribers, and we've shipped 50 servers capable of providing over 11,000 streams. We're very excited about our recent win announcement with Videotron in Canada, expanding on our leadership in North America and giving Concurrent the leading market position in Canada with commercial VOD deployment secured with two of the top four cable operators.

                    Videotron has 1.4 million basic subscribers in Montreal and Quebec City and we've shipped 27 servers providing over 12,000 streams in support of the first three phases of their VOD deployment. As Steve mentioned, the majority of the Videotron related revenue was recognized in our fourth quarter, and some additional revenue will be recognized this quarter as well.

                    At Mediacom, we shipped our new fourth generation server platform last quarter to expand Mediacom's VOD reach in their market in Des Moines. Our VOD leadership position with Mediacom consists of Mobile and Des Moines, Des Moines being their largest market. We currently have eight servers installed, capable of providing over 4,100 streams. Mediacom has plans to expand their VOD offering in multiple markets over the next couple of quarters, and we expect to play a key role in their future VOD launch plans.

                    Things have really picked up at Adelphia, and the new management team is making VOD a strategic and operational priority going in to calendar 2004. You may recall, Adelphia's VOD experience has been limited to two trials that began two years ago in Cleveland Heights, Ohio, and Bethel Park, Pennsylvania. We understand that these trials have been on hold for the last year and that once fully deployed will only represent about 365,000 basic subscribers. Adelphia is planning to roll out VOD in one of their largest major market clusters stating by the end of this calendar year and into 2004. We're extremely proud of our position with Adelphia and expect to play a leading role as they roll out VOD in multiple major markets over the course of the next 12 to 24 months.

                    So in closing, the closely scrutinized capital spending that's plagued us for most of the last fiscal year appears to be turning around favorably, supported by the strategic and operational benefits associated with offering on-demand services. VOD offers the cable operators a very attractive return on investment. Concurrent is in the heart of the on-demand television evolution and with Concurrent's new fourth generation On-Demand platform, our competitive position is as strong as ever.

                    We're the only VOD vendor to have won VOD business with all eight of the top eight MSOs in the USA: Comcast, Time Warner, Charter, Cox, now Adelphia, Cablevision, Bright House and Mediacom. We remain committed to continue to building on our market leadership position going forward. The industry VOD growth opportunity and Concurrent's long-term growth prospects remain very consistent. We've re-aligned and re-allocated our resources to position
                    Concurrent for the profitable revenue growth our shareholders expect and deserve in fiscal 2004 for both our Xstreme Division and our Integrated Solutions Division.

                    In the last 6 to 9 months, in my opinion, investors have been somewhat distracted by the MSO's abrupt rush to generate free cash flow. As a result, many investors have been asking where Concurrent is going and what does the future hold for VOD and Concurrent. Well, let me assure you, as I've stated earlier, we're moving to a whole new paradigm in television and home entertainment, a world where TV viewing and interaction will never be the same.

                    Concurrent is leading this change in the evolution of television on demand, and everyone at Concurrent is committed to delivering on this promise and this vision. With that, operator, I'd like to open the floor up for some questions.

Coordinator         At this time we have no questions.

J. Bryant           Operator, do you still show callers on the call

Coordinator         Yes,  sir.  I  do.

J.  Bryant          All  right. Well, that's a first. Maybe the news was so good and our conference was so thorough, that we didn't generate any questions.

Coordinator         Sir,  we  do  have  questions.

J.  Bryant          All  right,  good.

Coordinator         April Horas with Janco Partners, you may ask your question.


A. Horas Yes, I think the computer is having a little bit of a hard time identifying questions. Anyway, congratulations on Adelphia. I was wondering, you kind of made a big point of differentiating between commercially deployed subscribers and planned and/or committed. Do you want to disclose what you have committed or in the pipeline or in the backlog?

J.  Bryant          Well,  April, as you know, we've always been very consistent in terms of our market metrics, and one of the things is we don't want to do is change the definition of our market metrics. So we're going to be very consistent and stay the path, and only really include in our metrics the commercial deployed markets and markets that have basic subscribers and digital subscribers able to access the system. Same with our streaming and server numbers as well. So rather than create additional confusion in that regard, we plan to remain consistent going forward.

A.  Horas           Okay.  Who  were  your  10% customers, and how much did they account  for  during  the  quarter?

J.  Bryant          Our  top  customers  last  quarter in terms of exceeding 10%
                    were Comcast and Videotron, in that order. On the integrated solutions side, our largest customer last quarter was Lockheed Martin.

A.  Horas           How  much  in  total  did  all  these  guys  account  for?

J.  Bryant          Just  over  10%  for  those.  We  don't  disclose specifics.

A.  Horas           With  respect  to  this  quarter's  revenue, was all of this revenue from the fourth generation VOD server, or was some of that part of the third generation?

J.  Bryant          Are  you  referring  to  our  fourth  quarter  revenue?

A.  Horas           Yes

J.  Bryant          The  majority  of  it  was  the  third generation. We really didn't start to ship the fourth generation until the last two or three weeks of the quarter.

A. Horas So are we going to see any major changes in price between the third and the fourth generation servers?

J.  Bryant          Pricing  in  terms  of  market  pricing  is  always  based, obviously, on the competitive environment. Obviously the competitive environment remains strong. We really haven't seen much in the way of significant changes from a pricing perspective over the last quarter or so.

A.  Horas           And  going  forward  with  this  new  fourth  generation?

J.  Bryant          Well, the new MediaHawk fourth generation on-demand platform really provides us a lower cost point and significant leverage from a cost standpoint and does give us some flexibility going forward. But obviously our hope is to maintain strong margins in a competitive pricing environment. Our focus has always been on value, pushing our technology superiority, our architectural superiority.

                    This platform, as I mentioned, is an open platform, all standards based and it's all about providing a cost-effective end-to-end solution to our customers. So we feel we're very well positioned with this new platform. As Steve mentioned in his opening comments, expect that given where we're guiding to from a VOD revenue perspective that our margins will be back up in the mid to upper 40s in the first quarter.

A.  Horas           Great, and then one last question. You've mentioned that you plan  on returning to profitability in the next fiscal year.
                    Can you give us any color as to when that would be? Q1, Q2, Q4? For the year, would you be profitable?

J.  Bryant          Well,  obviously  we  didn't  guide for profitability in the first  quarter.  Steve
                    had provided guidance there. Our expense reduction, obviously, was targeted towards focusing on under-performing and non-growth areas. We feel that puts us in a very good position for profitability, obviously lowers the break-even point for actually both divisions and our company on a consolidated basis. But so far, I've consistently been very inaccurate in terms of predicting the timing with which some of these changes might begin to kick in. So we really aren't going to provide guidance beyond the first quarter.

A.  Horasn          Okay.  Thanks  and  congratulations  on  Adelphia.

J.  Bryant          Thanks,  April.

Coordinator         Jason  Aider  with  Thomas Wiesel Partners, you may ask your question.

J.  Aider           I  just  wanted  to follow up on the last question. Where is the break-even level right now? I guess I'm trying to model the next few quarters. The operating expenses after restructuring was about $11.8 million in the June quarter.
                    Do  you  expect  it  to  be  lower in the September quarter?
                    That's first, and if you could give us what your break-even level is in your estimation right now on the revenue and what gross margin would be attached to it.

J. Bryant           As I mentioned in my response to April, we really don't want to go beyond the first quarter. In terms of break-even threshold for the VOD business, a lot of it does depend on where your margins end up for a particular quarter. Based on margins being in the upper 40s, we believe that we've lowered the break-even point for the VOD business to right around $15 million on a quarterly basis, or a $60 million kind of annual run rate.

                    And our integrated solutions division is break-even at, again depending on margins and expense fluctuations quarter-to-quarter, at right around $9 million. So on a consolidated basis we have a break-even point, again depending on margins and depending on expense fluctuations on a quarter-to-quarter basis, at about $24 million of consolidated revenue.

J. Aider Okay, that's helpful, thank you. Where do you think the pricing is right now per stream, and is that the right way to still think about it?

J.  Bryant          We've  really  shied  away the last couple of quarters about being real specific about where we see pricing per stream, and it's becoming less and less of a metric that makes a lot of sense or that we are able to bridge to because a significant portion of our business each quarter is what we characterize as add-on, but a lot of it may be just add-on storage as opposed to add-on streaming and storage. One of the benefits we have by being able to completely separate storage from streaming is that it does allow our customers to be very efficient in terms of their capital spending patterns.

                    You know, we send a lot of time talking about our real-time media solution. That's another example of add-on business that essentially is both hardware and software, but wouldn't necessarily equate to anything directly from a price per-stream perspective. As I mentioned when I spoke to April, the price per stream in terms of kind of the competitive market place has been relatively consistent over the last three or four months. We've also announced recently our Web reports, which is a software package we've introduced and are selling to our existing markets, and again, that represents incremental add-on business that doesn't directly correlate or tie to streaming either, so.

J.  Aider           How  do  we  size  the  opportunity? I guess that's what I'm getting at. You know, you guys once published a market model, and I think that helped people kind of try to arrive at how big the market could be for VOD. Clearly, you guys had the cable cap ex crunch in fiscal '03. Fiscal '04, obviously, I hope is going to be a lot better. But, I mean, how big do you think the market is? Do you guys have a sense of how big I guess first, how big the sort of footprint that's not covered yet. Then, how big, obviously, the add-on capacity could be huge, depending on usage, but on storage.

J.  Bryant          In  terms of market penetration, I think the cable market is right around 50% penetrated at this point. Jason, as you well know from a market model perspective, looking out to, you know, the end of '03, '04, '05 or '06, whether you assume 15% simultaneous usage in the outer years or 25% or 30% and trying to gauge the timing with which network-based
                    DVR types of applications will start to kick-in and incrementally drive those numbers, then you layer on top of that the impact of high-definition television, where we're going to go from 3.75 megabits per stream to potentially 15 to 19 megabits per stream, all that is going to dramatically drive the add-on business.

                    So we decided some time ago to stay out of the market model forecasting business, and I know you've done some modeling and many of the other analysts in the industry have done some modeling. There's a huge sensitivity depending on price per stream, simultaneous usage, and what the impact of some of these new applications are going to have on the market. Suffice it to say, we obviously are very bullish about the long-term growth prospects for the business.

J.  Aider           What  do  you  think  has  to happen to create an inflection point  for  the  overall  market?

J.  Bryant          Well, I think that the first wave that we're in the midst of is the kind of steady march of market deployments. Each operator is kind of at a different point, which is why we take the time to walk through where each operator is in terms of that steady market deployment march. The second wave is expanding the movies on demand and SVOD offering to some of the next generation of content on-demand offerings, which is the free on-demand content, which only a couple of the MSOs right now have access to, as well as being able to ingest local content from local programming sources, and ultimately providing network-based DVR capability.

                    Obviously, a huge inflection point could be created by the broader deployment and more ubiquitous offering of network-based DVR types of applications. It's a big priority at Comcast. It's a big priority at Time Warner. Time Warner has obviously set up Mystro TV to focus on that opportunity. As I mentioned earlier, you layer the implications of high-definition television on top of all of that, and from my perspective both of those represent significant inflection points.

J.  Aider           Last  question  for  Steve.  Steve,  what  was  the deferred revenue  decrease  due  to?

S. Norton           That  was  primarily  related  to  Videotron, which had been shipped in a previous quarter. But as we mentioned last quarter, we were unable to recognize the revenue because of some deliverables that were not done at the end of third quarter but we completed during the fourth quarter.

J.  Aider           Okay.  Thanks,  guys.

J.  Bryant          Thanks  Jason.

Coordinator         Mr.  Greg  Masonace  with Credit Liennez Securities, you may ask  your  question.

G.  Masonace        Thank  you.  I have two questions. The first one is on gross margins relating to the 4G server. Typically new product generation launches often depress margins temporarily until volumes pick up. I guess, depending on the amount of new content and components in the platform, are you sort of facing that situation? Or is this a platform that essentially isn't distinguishable in terms of the components used?

J. Bryant           Well obviously, in terms of our margin guidance we provided,
                    Greg, we took into account exactly where we believe our specific costs are on this new platform. We feel very comfortable giving the revenue guidance we provided and our cost analysis that will be in the mid to upper 40s for the quarter. I should point out, as I listened to Steve provide his update, that the mid to upper 40s from a gross margin perspective does not include the positive impact that the Scientific Atlanta warrant approval reversal will have in the first quarter.
                    That will all be incremental to the mid to upper 40's margins for the quarter.

G.  Masonace        So  I guess what you're saying is that the gross margins, or expected gross margins on the 4G platform, are not significantly different in terms of sensitivity to volumes than the 3G.

J.  Bryant          No,  they are. Obviously our VOD margins in Q4 at $7 million were only 41%. So a lot of that is volume related. We do expect further efficiencies with this new platform going forward and feel very comfortable with at least the guidance we're providing here in the short term.

G.  Masonace        Okay.  My  other question is we're currently seeing a pretty significant ramp in DVR products, particularly those being made by the set top box manufacturers. MSOs are clearly embracing that model. I'm wondering if you had any insight as to what kind of impact a more aggressive deployment of set top box DVRs could have on simultaneous usage behavior for VOD customers.

J.  Bryant          I'm  going  to  let  Steve  Necessary  talk  about  that.

S.  Necessary       Greg,  we  frankly  think  it's probably good for peak usage rates. Interestingly, the more the consumer public gets educated, either by the availability of network DVR or the increase of device-based DVR functionality, the more they come to expect that capability. So whether it's the additional outlet in the home or the neighbors home, if they see the device-based DVR, whether integrated in to the set top box or a separate stand-alone box, they will come to expect that and ask about that mode of behavior.

                    So we have continued to be steadfast in our belief that DVR functionality and network DVR functionality, or just more broadly content on demand, are very complementary to one another. So we actually like it, in that it will further educate the consuming public to change the manner in which they view television.

G. Masonace         So your view is that they are complementary, not either or?

S. Necessary        Absolutely.  Even if you have a DVR set top box, the reality is that it obviously has a limited storage capability, growing to be sure, but compared to the hundreds now thousands of hours of content made available in a content on-demand system through the network, there's no question that the relatively insatiable appetite for content will not be satisfied solely by that what is stored on a device-based
                    DVR.

J.  Bryant          And  every  one  of  those DVR boxes is VOD capable. I don't think  they  disable  that  feature.

S.  Necessary       Right.

G.  Masonace        Okay,  thank  you.

Coordinator         Mr.  Gary  Farber  with Suntrust Robinson Humphries, you may ask  your  question.

G.  Farber          Yes,  could  you  just  talk about simultaneous usage, where that stands today and how you seeing that playing out over the course of the next year or two?

J.  Bryant          I  think Gary, simultaneous usage, it varies by site. But as
                    I mentioned last time, it can be as low as 3%. Some of the sites we have deployed over the last twelve months have size initially of 3%. Obviously we recognize those as nearer term upgrade opportunities. Some of the newer sites by a couple of the MSOs, where they're planning on a very broad on-demand offering, it includes local content ingest and free on-demand services along with SVOD, are sizing as high as 15%. I'd say on average, it's probably around 7% or 8%.

G.  Farber          And  to  be  at 15% simultaneous usage, can you quantify how many  hours  of  content  they're  putting  out  there?

J.  Bryant          I  think on average, if you looked at all 58 of our markets, we're probably at about 800 to 1000 hours of content storage. Sixty-two markets, I'm sorry. Walt corrected me.

G.  Farber          Thank  you.

Coordinator         Anton  Walman  with  Needham  Company,  you  may  ask  your question.

B.  Quinn           It's  Brian Quinn for Anton. I'm wondering if you could just touch a bit on Cox. Just to be clear with regards to Phoenix, is that part or not part of the five markets? And just kind of how you see that going forward, does it appear that they're looking to qualify competitively?

J. Bryant           We  don't  believe at this point that Phoenix is necessarily part of those five markets, although obviously that's up to Cox ultimately. But based on everything we've seen in the market right now from Cox's perspective, it didn't appear that it was in the next wave of launch activities, and we've been in a kind of state of suspended animation there from a trial perspective and felt in order to be consistent with our deployment footprint, it would be appropriate to pull out for the time being. As I mentioned in my prepared comments, we feel very good about our future position at Cox in Phoenix and feel good about the prospects going forward.

                    Cox has publicly talked about, for probably well over a year, the idea of qualifying a second vendor. I'll leave that up to them in terms of when and how they would like to talk about that. Obviously we want to continue to win more than our fair share of the business with Cox going forward. In order to do that, we have to make sure that we have a competitive offering, and make sure that we continue to support and service the existing sites that we've been given the opportunity to deploy with. So we feel very good about our position with Cox going forward.

B.  Quinn           Okay,  great.  Thanks.

Coordinator         Rijon  Rijaratman  with  SAC  Capital,  you  may  ask  your question.

R.  Rijaratman      Hi,  guys. Congratulations on Adelphia. I just wanted to get a little color on "the market opportunity." How many new markets that might be, and over what quarters can we see revenue from Adelphia?

J. Bryant           The  announcements  that  we're  able to talk about today is really on one major market. That's really the extent of this commitment and this purchase agreement. Obviously they have some VOD experience and expect to gain a lot more over the course of the next eight to twelve months. Obviously our strategy is to make sure that we execute and perform well in the significant market opportunity they've given us and hope to play a role when they decide to expand beyond that. But right now, the commitment and their plans are really to just expand in to this major market area.

Coordinator         Vijang  Azarian  with  Sprott,  you  may  ask your question.


V.  Azarian         Good  afternoon, and congratulations on Adelphia. Do you see competitors other than your traditional ones, nCube and Seachange on the market?

J. Bryant           Well,  we  certainly  see  them.  We chat with them at trade shows and things like that. But they have yet to gain much in the way of traction in terms of any significant competitive deployments. Obviously we'll continue to keep our eye on them.

                    One of the reasons I walked through kind of the description of our new fourth generation platform is providing a VOD solution, you need to provide an end-to-end solution. There's a lot of integration and a lot of software. It's not just about hardware, and it's not just about streaming. This is a complex network engineered end-to-end solution. It's all about the network.

                    We've coined a phrase internally called "content area network," and we've designed this new fourth generation platform and architecture so that you can hang all kinds of devices off this content area network as the cable operators requirements to support new applications down the road evolve. So from my perspective, the competitive barrier to entry has very little to do with streaming engines and price per stream. It has everything to do with integrating to literally 15 or 20 different integration points in any single market, and every one of our 62 markets is unique in terms of those integration points. So we have yet to see any real competitive threat from any of the new entrants on the market at this point.

Coordinator         Mr.  Scot  Coleman  with  Morgan  Stanley,  you may ask your question.

S.  Coleman         On  the  Comcast  markets that you deployed this quarter, do you recognize all the revenue for it in the fourth quarter, or is there more expected in 1Q?

J.  Bryant          As I mentioned, there were a couple of markets in the fourth quarter. A significant percentage of the revenue we're going to recognize in the first quarter will come from Comcast.

S.  Coleman         Is  it  fair  to  assume that they're building these systems towards 15% simultaneous usage like they have in some of their East Coast systems?

J.  Bryant          Probably  best  to  have  Comcast  answer that question, but they're one of the more aggressive from a sizing perspective to support the new applications.

S.  Coleman         Fair enough. Steve, I have a couple of questions on the cash flow statement. What was cash flow from operations this quarter?

S.  Norton          This  quarter  was  about  $600,000.

S.  Coleman         On  the  balance  sheet there was a fairly sizable uptick in accounts  payable  and  accrued  expenses.  What drove that?

S.  Norton          Just  various  timing  of payments. Really nothing specific, other than the fact that included in there, included on the balance sheet is the accrual for the restructuring, which is about $1 million $100,000 was left at the end of the year.

J.  Bryant          We also drove some product in towards the end of the quarter to support the uptick we were expecting this quarter from a revenue perspective, which would have driven payables up some. That had an impact on both inventory and payables.

S.  Norton          But  there's  no  unusual  extensions or anything like that, just  abnormal  timing  fluctuations.

S.  Coleman         Forgive my accounting ignorance, but what line on the income statement will the warrant reversal show up in? Is that going to be within G&A, or is that other income expense?

S.  Norton          It  will actually come back through cost of goods sold. When we accrued for those warrants, it was accrued in cost of goods sold and obviously had an impact on the gross margin, so when that accrual gets reversed it will come back through the same line item that it went in at. So our margins in the first quarter, including that item, would be quite a bit higher than the mid to upper 40s.

S.  Coleman         Jack,  as  you look out with the new 4G product, and you now just aggregated storage streaming, does that mean that it's possible to go in and win a piece of a deployment rather than a whole system going forward, or win add-on business at a site currently controlled by one of your competitors?

J.  Bryant          Well,  there  are aspects of the fourth generation platform, for example the real-time media application, that theoretically could get positioned into another competitive market, but that wasn't necessarily kind of the cross hairs of the target for us. Obviously what we want to do is by being able to independently scale the ingest of content separately from adding on storage, separately from adding on streaming, being able to scale all three of those independently gives our customers tremendous flexibility and gives us a competitive advantage. But we didn't design it necessarily to go after other markets that have already been deployed. Certainly down the road there could be opportunities to do that.

S.  Coleman         From  a  deployment  scenario,  how does it fit in with your currently  deployed  sites?

J.  Bryant          It's  completely  and seamlessly backwards-compatible to our existing sites. As I mentioned in my prepared comments, we shipped to one of our existing earlier generation sites with Mediacom last quarter. So we have the system co-existing in one of our existing markets today. It's one of the first sites that took the new fourth generation platform.

S.  Coleman         Great, thank you.  I appreciate it.

Coordinator         Our  last  question  comes  from Mr. Rick Ingrafia with Roth
                    Capital.  Sir,  you  may  ask  your  question.

R. Ingrafia         Jack,  I  just  want  to  be  clear  on  the  nature  of the re-alignment. I heard you say that some VOD sales people were added and some VOD software people were added, and then
                    I heard a new division in the ISD group. Can you give me a better sense for which way resources are being directed?

J.  Bryant          Yes,  and  obviously there are some puts and takes involved.
                    As I mentioned in my prepared comments, we really looked at every area of the company. The focus in terms of reduction on resources was focused primarily on under-performing areas or areas that frankly weren't gaining the kind of traction we had hoped from a revenue growth perspective. Also as I mentioned, that involved about a 7% reduction in workforce.
                    That pulled roughly about $3 million of annual expense out of the business, but we probably re-allocated about 50% of that. Steve, is that accurate?

S.  Necessary       That's  about  right,  in  personnel.

J.  Bryant          In  personnel. So we've re-aligned and re-allocated a lot of that personnel to make sure that we have adequate sales and support and program management and tech support resources in the market that we're anticipating is going to grow the fastest. Obviously, which is North America. So all of this was designed toward making sure that we were able to leverage dollars to the bottom line more rapidly than otherwise and position the company for profitability in this new fiscal year.

R.  Ingrafia        So  you  wouldn't say necessarily that the emphasis is being placed more on near-term VOD opportunities as opposed to the ISD opportunities?

J.  Bryant          Well,  a lot of the ISD initiatives were kicked off about 12 to 18 months ago. We have a data acquisition development initiative that's under way there. That's probably the only area that's incremental. We're going to continue to look at geographic initiatives, but a lot of what we've done to position our Integrated Solutions Division for growth actually occurred over the last 12 to 18 months where we began making the investment in the Red hat Linux-based operating system optimized for real-time applications and our new iHawk hardware platform. We also last September established the federal systems subsidiary, and that's starting to gain some traction in terms of developing new sales leads for us.

                    A lot of the software work that we're doing from an R&D perspective in the Integrated Solutions Division is focused on integrating our platforms with application software partners. So there's a lot of business development activity underway there as well.

R. Ingrafia         Okay, and just shifting here a little bit again to Adelphia, can  you  talk
                    more specifically about what you think turned the Adelphia deal your way?

J.  Bryant          Obviously  it's  the  freshest  data  point  in  terms  of competitive information. They went through a formal RFQ process. Obviously we met with them directly, walked them thorough our new fourth generation platform, highlighted the multiple commitments we already had received from some of our existing MSOs that we're dealing with on this new fourth generation platform. Our architecture, our vision for the future, the flexibility of the platform and this independent scalability that I talked about all helped, I think, position us to win that business.

R.  Ingrafia        Given  that  they're  spending,  I assume, out of the re-org allowance,  was  lowest  bid  a  requirement?

J.  Bryant          No,  it  wasn't.

R.  Ingrafia        Last,  for Steve Norton, it looks like you had $3 million to
                    $4 million in negative free cash flow. If you can give me maybe a little bit better idea of where you ended up there?
                    Then, since we don't have the cash flow statement in front of us, how exactly did you get to positive cash flow from operations for the quarter?

S.  Norton          For  the  quarter  or  for  the  year,  you're  specifically requesting?

R.  Ingrafia        The  quarter,  I  think  you  said  $600,000.

S.  Norton          Yes,  it  was about $600,000 for the quarter. Obviously with the loss that we had, the majority of the cash that was brought in to the business was from collections and management of working capital. We collected a significant amount of cash in the fourth quarter and continued to manage inventory and other assets accordingly. So the cash flow in the fourth quarter specifically was primarily related to management of the balance sheet.

R.  Ingrafia        Okay,  thanks.  That's  it.

Coordinator         Sir,  at  this  time  we  have  no  further  questions.

J.  Bryant          Thanks,  operator.  I apologize for any confusion or hiccups in terms of those of you that were trying to call in and ask questions. Obviously we feel great about the progress we've made in terms of building on and securing our market leadership position and our new fourth generation platform.
                    We  look forward to keeping you all informed as we progress.
                    We'll  talk  again  on  the next call in October. Thank you.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                             (Dollars in Thousands)

The following table is a reconciliation of net loss and basic and diluted net loss per share excluding non-recurring items to net loss and basic and diluted net loss per share as reported under GAAP:


                                             FOR THE QUARTER ENDED
                                        JUNE 30, 2003    MARCH 31, 2003
                                       ---------------  ----------------
                                         (UNAUDITED)      (UNAUDITED)
Net loss excluding
  non-recurring items                  $       (4,725)  $        (3,781)
                                       ---------------  ----------------

Basic and diluted weighted average
  shares outstanding                           62,079            61,975

Basic and diluted net loss per share
  excluding non-recurring items        $        (0.08)  $         (0.06)
                                       ===============  ================

Net loss excluding
  non-recurring items (per above)      $       (4,725)  $        (3,781)
                                       ---------------  ----------------

Add:
  Restructuring Charge                         (1,603)                -
  Greek Tax Settlement                           (390)                -
  Impairment Loss                                 471           (10,479)
                                       ---------------  ----------------

Net Loss as reported under GAAP        $       (6,247)  $       (14,260)
                                       ---------------  ----------------

Basic and diluted weighted average
  shares outstanding                           62,079            61,975

Basic and diluted net loss per share
  as reported under GAAP               $        (0.10)  $         (0.23)
                                       ===============  ================

The following table is a reconciliation of operating expenses excluding the restructuring charge to operating expenses as reported under GAAP for the fourth quarter of fiscal year 2003 as compared to the third quarter of fiscal 2003 and the percent increase in operating expense from third quarter of fiscal 2003 to the fourth quarter of fiscal 2003, both excluding the restructuring charge and as reported under GAAP:


                                                             FOR THE QUARTER ENDED
                                                       ---------------------------------
                                                        JUNE 30, 2003    MARCH 31, 2003
                                                       ---------------  ----------------
                                                         (UNAUDITED)      (UNAUDITED)
Operating expense excluding
  restructuring charges                                $       11,809   $         11,659
                                                       ---------------  ----------------

Add:
  Restructuring charges                                         1,603                  0
                                                       ---------------  ----------------

Operating expense as
  reported under GAAP                                  $       13,412   $         11,659
                                                       ===============  ================

Dollar increase from third quarter to fourth quarter
  of fiscal 2003, excluding restructuring charges      $          150
                                                       ---------------

Percent increase from third quarter to fourth quarter
  of fiscal 2003, excluding restructuring charges                 1.3%
                                                       ---------------

Dollar increase from third quarter to fourth quarter
  of fiscal 2003, as reported under GAAP               $        1,753
                                                       ---------------

Percent increase from third quarter to fourth quarter
  of fiscal 2003, as reported under GAAP                         15.0%
                                                       ---------------

The following table is a reconciliation of operating expenses excluding the restructuring charge to operating expenses as reported under GAAP for the fourth quarter of fiscal year 2003 as compared to the fourth quarter of fiscal 2002 and the percent increase in operating expenses of from the fourth quarter of fiscal
2002 as compared to the fourth quarter of fiscal 2003, both excluding the restructuring charge and as reported under GAAP:




                                                          FOR THE QUARTER ENDED
                                                     --------------------------------
                                                      JUNE 30, 2003    JUNE 30, 2002
                                                     ---------------  ---------------
                                                       (UNAUDITED)      (UNAUDITED)
Operating expense excluding
  restructuring charges                              $       11,809   $        10,945
                                                     ---------------  ---------------

Add:
  Restructuring Charges                                       1,603                 0
                                                     ---------------  ---------------

Operating expense as
  reported under GAAP                                $       13,412   $        10,945
                                                     ===============  ===============

Dollar increase from fourth quarter of fiscal 2002
  as compared to fourth quarter of 2003,
  excluding restructuring charges                    $          864
                                                     ---------------

Percent increase from fourth quarter of fiscal 2002
  as compared to fourth quarter of 2003,
  excluding restructuring charges                               7.9%
                                                     ---------------

Dollar increase from fourth quarter of fiscal 2002
  as compared to fourth quarter of 2003,
  as reported under GAAP                             $        2,467
                                                     ---------------

Percent increase from fourth quarter of fiscal 2002
  as compared to fourth quarter of 2003,
  as reported under GAAP                                       22.5%
                                                     ---------------